Exhibit 99.1

N e w s R e l e a s e

Contacts:

At InSight:

Steven T. Plochocki

President & CEO

949-282-6000

Brian G. Drazba

Executive Vice President & CFO

949-282-6000

CORRECTING and REPLACING InSight Health Services
Holdings Corp. Announces Execution of Agreement to
Purchase 22 Diagnostic Imaging Centers

LAKE FOREST, Calif. — March 5, 2004 — issued Feb. 13, 2004: InSight Health Services Holdings Corp. wishes to issue the following revision, clarification, and reaffirmation:

InSight Health Services Holdings Corp. (“InSight”) today announced that it is revising, clarifying and reaffirming certain information in its press release issued on February 13, 2004.  The February 13, 2004 press release related to the execution by one of InSight’s wholly-owned subsidiaries of a stock purchase agreement with Cardinal Health, Inc. to acquire all of the stock of an indirect wholly-owned subsidiary of Cardinal Health, Comprehensive Medical Imaging, Inc. and its subsidiaries (collectively “CMI”), which own and operate twenty-two (22) diagnostic imaging centers. The transaction is expected to close by the end of March.

In that press release Brian G. Drazba, InSight’s Executive Vice President and Chief Financial Officer commented, among other things, that unaudited financial information for the nine months ended September 30, 2003 provided by CMI indicated that CMI reported revenues of approximately $37.8 million and net income of approximately $4.8 million.  The February 13, 2004 press release should have explained that while InSight’s revenues are calculated excluding radiology fees CMI includes radiologists’ fees and, therefore, to be consistent with CMI’s approach  revenues should have been presented in the press release as approximately $44.7 million and not approximately $37.8 million.  Furthermore, the $4.8 million reported as net income in the February 13, 2004 press release was in fact operating income (i.e., income before interest and taxes).  Therefore, the February 13, 2004 press release should have presented net income of approximately $2.1 million.

Subsequent to the issuance of the February 13, 2004 press release, CMI provided financial statements for the nine months ended September 30, 2003, reviewed by CMI’s independent public auditors, which presented net income of approximately $956,000 a decrease from the approximately $2.1 million of net income referred to above. This reduction from $2.1 million to $956,000 was primarily due to a one-time impairment charge, accelerated depreciation expense and legal fees (all related to assets or obligations that InSight is not acquiring or assuming  in the acquisition), net of provision for income taxes. These costs had been previously reserved in CMI's parent company's consolidated financial results and are only now required to be pushed down to the financial records of these centers due to accounting rules related to stand-alone subsidiary financial statements. Revenues remained unchanged at approximately $44.7 million although revenues for the nine months ended September 30, 2003 include approximately $600,000 relating to a center which is not being acquired.  Financial information relating to this center has been included in CMI’s September 30, 2003 financial statements so that the combined financial statements are consistent with financial statements for prior periods.  As of the date of this press release, InSight will file certain historical financial statements of CMI with the Securities and Exchange Commission or SEC.  You can review these financial statements on the SEC’s website at www.sec.gov.

InSight reaffirms its expectation that the acquired CMI operations will contribute approximately $4.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended June 30, 2004.  A reconciliation of estimated net income to estimated EBITDA is as follows (in millions):

Quarter Ended
June 30, 2004

Estimated net income	$0.7

Estimated provision for income taxes	0.4

Estimated interest expense	0.5

Estimated depreciation and amortization	2.4

Estimated EBITDA	$4.0

The above amounts are based on many estimates which may be subject to adjustments in connection with the audit of year end results. The inclusion of these estimates should not be regarded as an indication that InSight considers these estimates to be a reliable prediction of actual results. Actual results may differ materially from those expressed or implied. InSight does not intend to update or otherwise revise these estimates to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying these estimates are shown to be in error.

These estimates were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding estimates or forecasts. These forward-looking statements are subject to significant contingencies and uncertainties that could cause actual results to differ materially from these estimates. There can be no assurance that the assumptions made in preparing these estimates or the estimates themselves will prove to be accurate.  Actual results may be materially different than those contained in these estimates.

About InSight

Lake Forest, Calif.-based, InSight is a privately held provider of diagnostic imaging and related management services.  InSight serves managed care entities, hospitals and other contractual customers from 209 fixed and mobile locations across 33 states.  During the past three years, the company has received a dozen different awards recognizing its growth, performance, management and business practices.  For more information, please visit www.insighthealth.com.

Forward-Looking Statements

Certain statements in this press release and statements about the expected EBITDA contribution of CMI for the fourth quarter of fiscal 2004, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which are usually preceded by words like believe, expect, plan, intend, will and the like, include statements regarding the expected EBITDA contribution of CMI for the fourth quarter of fiscal 2004 and any other statements that necessarily depend on future events.  These forward-looking statements reflect management’s expectations and are based upon currently available information.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of InSight to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: availability of financing to consummate the acquisition; obtaining the necessary lender approval to consummate the acquisition; conditions within the healthcare environment; limitations and delays in reimbursement by third party payors; adverse utilization trends for certain diagnostic imaging procedures; the potential for rapid and significant changes in technology and their effect on InSight’s operations; operating, legal, governmental and regulatory risks; economic, political and competitive forces affecting InSight’s business; contract renewals; financial stability of InSight’s customers; market competition; and InSight’s ability to successfully integrate acquisitions.  These and other factors affecting InSight are discussed in more detail in InSight’s reports filed with the Securities and Exchange Commission, including without limitation InSight’s most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report.  Copies of these filings are available from InSight upon request.